Exhibit 5.1

200 Clarendon Street Boston, Massachusetts 02116 Tel: +1.617.948.6000 Fax: +1.617.948.6001 www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
October 25, 2018	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Seoul
	Houston	Shanghai
Akebia Therapeutics, Inc. 245 First Street Cambridge, Massachusetts 02142	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
	Milan	Washington, D.C.

Re:	Registration Statement on Form S-4; Shares of common stock, par value $0.00001 per share, of Akebia Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Akebia Therapeutics, Inc., a Delaware corporation (“Akebia” or the “Company”), in connection with the proposed issuance by the Company of up to 63,995,678 shares of common stock of Akebia, par value $0.00001 per share (the “Akebia Shares”), pursuant to the Agreement and Plan of Merger, dated as of June 28, 2018, as amended on October 1, 2018, by and among Akebia, Keryx Biopharmaceuticals Inc., a Delaware corporation, and Alpha Therapeutics Merger Sub Inc., a Delaware corporation (as amended, the “Merger Agreement”).

The Akebia Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 25, 2018 (Registration No. 333-227622) (the “Registration Statement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Akebia Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of Akebia and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion, as of the date hereof, that when the merger contemplated by the Merger Agreement is completed and the Akebia Shares have been duly registered, in each case in accordance with the Merger Agreement, the Akebia Shares will be duly authorized, validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that Akebia will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Registration Statement under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Akebia Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP